For more information, contact:		Exhibit 99.1
Michael J. Ruane	Kris Block
Tel: 484-582-5405	Tel: 484-582-5505
michael.ruane@sungard.com	kris.block@sungard.com

SunGard Announces Record Results for 2005

Wayne, PA – February 22, 2006 – SunGard (http://www.sungard.com), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the year 2005 was $933 million, a 13% increase over $828 million for the year 2004.

Reported income from operations for the year 2005 was $493 million and includes amortization of acquired intangible assets of $231 million, merger costs of $139 million, stock-based compensation and other expenses of $36 million, purchase accounting adjustments of $23 million and a one-time charge of $12 million related to the relocation of an availability services facility. The purchase accounting adjustments resulted in a reduction in revenue of $21 million and a reduction in expenses of $2 million, and were caused by adjustments to reflect deferred revenue, property and equipment at August 11, 2005 at their estimated fair values, as required under U.S. generally accepted accounting principles upon a change in control and adoption of a new basis of accounting. For the year 2004, reported income from operations was $703 million and included amortization of acquired intangible assets of $119 million and merger costs of $6 million.

Adjusted income from operations for the fourth quarter of 2005 was $282 million, a 24% increase over $228 million for the fourth quarter of 2004. Reported income from operations for the fourth quarter of 2005 was $151 million and included amortization of acquired intangible assets of $96 million, stock-based compensation and other expenses of $25 million and the purchase accounting adjustments of $11 million. For the fourth quarter of 2004, reported income from operations was $195 million and included amortization of acquired intangible assets of $29 million and merger costs of $3 million.

For the fourth quarter of 2005, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $341 million. For the year ended December 31, 2005, adjusted EBITDA was $1.19 billion compared to $1.11 billion for the year ended December 31, 2004.

Revenue for the year 2005 was $4.0 billion, an increase of 13% over revenue for the year 2004. Revenue for the three months ended December 31, 2005 was $1.09 billion, an increase of 19% over revenue for the fourth quarter of 2004. These results do not include a reduction in revenue caused by the deferred revenue adjustment of $21 million and $9 million in the year and the quarter, respectively. Reported revenue was $1.08 billion for the quarter, an 18% increase over the fourth quarter of 2004.

Internal revenue (revenue from businesses owned for at least one year, excluding the deferred revenue adjustment and revenue from Brut LLC, which was sold in September 2004) for the year and the quarter grew 6.5% and 8% compared to the same periods in 2004.

On August 11, 2005, SunGard Data Systems Inc. was acquired by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake Partners and Texas Pacific Group.

Cristóbal Conde, president and chief executive officer, commented, “We finished the year strongly, with our license-based businesses recovering from the softness in the third quarter. As a privately-held company, we are taking a longer-term view of our business. We launched our Common Services Architecture and an Enterprise Solutions Group that incorporates focused Consulting Services. This positions us very strongly to deepen our relationships with our key customers. Our competitiveness is better than ever.”

Software & Processing, comprising the Financial Systems and Higher Education & Public Sector Systems businesses, provides software and processing solutions for financial services, higher education and the public sector. For the quarter, reported revenue grew 19% and, before the $7 million deferred revenue adjustment, revenue increased 20%. Internal revenue increased 8% for the quarter. License fees reached a record $100 million for the quarter, an increase of $37 million from the fourth quarter of 2004.

Financial Systems reported revenue of $530 million for the quarter, a 12% increase. The deferred revenue adjustment related to Financial Systems was $4 million. Internal revenue grew approximately 6%. License fees were $76 million for the quarter, an increase of $31 million from the fourth quarter of 2004.

Some notable deals signed this quarter include:

•	A leading provider of financial services to the institutional equity and fixed income markets selected SunGard’s Phase3 for processing multi-currency, international business. The deal also included Adaptiv, Global One, Margin Advisor, STN Settlements and STN Euroclear.

•	A global brokerage firm providing institutional clients with access to financial and commodity markets selected SunGard’s GMI to clear and settle derivative instruments globally.

•	A government agency in China selected SunGard’s AvantGard and STeP Trade Management for its treasury operations.

Higher Education & Public Sector Systems reported revenue increased 43% to $207 million for the quarter, due primarily to the acquisition of Vivista Holdings Limited in the first quarter of 2005 and strength in license sales. The deferred revenue adjustment related to Higher Education & Public Sector Systems was $3 million. Internal revenue increased approximately 17% for the quarter. License fees were $24 million for the quarter, an increase of $6 million from the fourth quarter of 2004.

Some notable deals signed this quarter include:

•	A community college in Nevada selected SunGard Higher Education to provide managed technology services, 24/7 help desk support and development of a strategic technology plan.

•	A statewide community college in Indiana, with 23 campuses and serving more than 100,000 students, chose SunGard Higher Education solutions to expand its digital campus.

•	A university in Ohio will be replacing its existing SunGard SCT administrative solution with SCT Banner and expanding its digital campus with other SunGard solutions.

Availability Services helps information-dependent enterprises of all types to ensure the continuity of their business. Reported revenue in this segment increased 16% to $346 million for the quarter, due primarily to the acquisition of Inflow, Inc. in the first quarter of 2005, offset in part by the $2 million deferred revenue adjustment. Internal revenue increased 8% for the quarter.

Some notable deals signed this quarter include:

•	A leading provider of data management solutions for clinical trials and drug safety selected SunGard for managed services.

•	One of the largest marketing communications networks in the world that services a large number of Fortune Global 500 companies selected SunGard for managed services.

•	One of the world’s largest offshore drilling companies, which specializes in constructing oil and natural gas wells in deep water and harsh environments, selected SunGard for disaster recovery services.

At December 31, 2005, total debt was $7.43 billion and cash balances were $317 million. For the year ended December 31, 2005, the Company completed eleven acquisitions for approximately $538 million (net of cash acquired), including $363 million for the acquisitions of Vivista and Inflow. Capital expenditures were $277 million company-wide. In the three month period ended December 31, 2005, the Company completed three acquisitions for $104 million (net of cash acquired).

Conference Call & Webcast

SunGard will hold its quarterly earnings conference call at 9:00 AM Eastern on February 23, 2006. The dial-in number is: (719) 457-2654, pass-code: 5404881. You also may listen to the call at www.vcall.com, by clicking on “Today’s Vcalls” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the Web cast, through midnight on Thursday, March 2, 2006, at www.vcall.com. The replay by phone will be available shortly after the end of the call, through midnight on Monday, February 27, 2006. To listen to the replay by phone, please dial: (719) 457-0820, pass-code: 5404881.

About SunGard

With annual revenue of $4 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, AvantGard, Global One, GMI, Phase3 and STeP are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-Q dated November 9, 2005, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Statements of Operations

(in thousands)

	Predecessor	Successor
	Three Months Ended Dec. 31, 2004	Three Months Ended Dec. 31, 2005
Revenue:
Services	$815,704	$927,769
License and resale fees	81,111	124,054

Total products and services	896,815	1,051,823
Reimbursed expenses	20,350	31,715

	917,165	1,083,538

Costs and expenses:
Cost of sales and direct operating	390,821	494,377
Sales, marketing and administration	184,288	226,725
Product development	58,860	59,709
Depreciation and amortization	55,447	56,187
Amortization of acquisition-related intangible assets	29,402	95,705
Merger costs and other	3,092	(466)

	721,910	932,237

Income (loss) from operations	195,255	151,301
Interest income	2,989	3,919
Interest expense and amortization of deferred financing fees	(6,363)	(160,011)
Other income (expense)	(1,296)	(14,718)

Income (loss) before income taxes	190,585	(19,509)
Income taxes	78,706	(13,294)

Net income (loss)	$111,879	$(6,215)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in thousands)

	Predecessor		Successor
	Year Ended Dec. 31, 2004	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Dec. 31, 2005	Combined Twelve Months Dec. 31, 2005
Revenue:
Services	$3,179,967	$2,125,549	$1,418,488	$3,544,037
License and resale fees	282,085	179,589	166,300	345,889

Total products and services	3,462,052	2,305,138	1,584,788	3,889,926
Reimbursed expenses	93,819	66,203	46,543	112,746

	3,555,871	2,371,341	1,631,331	4,002,672

Costs and expenses:
Cost of sales and direct operating	1,607,614	1,119,555	740,907	1,860,462
Sales, marketing and administration	665,275	456,003	343,562	799,565
Product development	236,401	153,657	96,099	249,756
Depreciation and amortization	218,136	141,410	88,703	230,113
Amortization of acquisition-related intangible assets	118,893	84,092	146,893	230,985
Merger costs and other	6,168	121,013	17,977	138,990

	2,852,487	2,075,730	1,434,141	3,509,871

Income from operations	703,384	295,611	197,190	492,801
Interest income	8,222	9,076	6,076	15,152
Interest expense and amortization of deferred financing fees	(28,536)	(16,617)	(248,279)	(264,896)
Other income (expense)	78,066	(174)	(17,452)	(17,626)

Income (loss) before income taxes	761,136	287,896	(62,465)	225,431
Income taxes	307,495	142,144	(33,178)	108,966

Net income (loss)	$453,641	$145,752	$(29,287)	$116,465

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	Predecessor	Successor
	December 31, 2004	December 31, 2005
Assets:
Current:
Cash and equivalents	$674,946	$316,710
Accounts receivable, net	735,745	228,287
Clearing broker assets	232,450	390,671
Prepaid expenses and other current assets	151,345	205,702
Retained interest in accounts receivable sold	—	224,314

Total current assets	1,794,486	1,365,684
Property and equipment, net	620,293	704,982
Software products, net	352,722	1,527,945
Customer base, net	556,965	2,817,053
Other assets, net	45,958	1,266,796
Goodwill	1,824,217	6,904,184

Total Assets	$5,194,641	$14,586,644

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$45,332	$46,460
Accounts payable and accrued expenses	492,354	711,345
Clearing broker liabilities	208,730	359,860
Deferred revenue	629,710	694,504

Total current liabilities	1,376,126	1,812,169
Long-term debt	509,046	7,382,800
Deferred income taxes	57,834	1,820,298

Total liabilities	1,943,006	11,015,267
Stockholders’ equity	3,251,635	3,571,377

Total Liabilities and Stockholders’ Equity	$5,194,641	$14,586,644

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income or loss from operations adjusted for amortization of acquisition-related intangible assets, merger and other costs, the gain on sale of Brut LLC in September 2004, a one-time charge related to the relocation of an availability service facility, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Predecessor	Successor
(in thousands)	Three Months Ended Dec. 31, 2004	Three Months Ended Dec. 31, 2005
Income from operations	$195,255	$151,301
Amortization of acquisition-related intangible assets	29,402	95,705
Merger and other costs	3,092	(466)
Purchase accounting adjustments	—	10,556
Stock based compensation and other costs	—	24,864

Adjusted income from operations	$227,749	$281,960

	Predecessor		Successor
(in thousands)	Year Ended Dec. 31, 2004	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Dec. 31, 2005	Combined Twelve Months Dec. 31, 2005
Income from operations	$703,384	$295,611	$197,190	$492,801
Amortization of acquisition-related intangible assets	118,893	84,092	146,893	230,985
Merger and other costs	6,168	121,013	17,977	138,990
One-time charge related to the relocation of an availability services facility	—	11,497	—	11,497
Purchase accounting adjustments	—	—	22,670	22,670
Stock based compensation and other costs	—	—	35,688	35,688

Adjusted income from operations	$828,445	$512,213	$420,418	$932,631

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income(Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facility, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. The Company considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Predecessor	Successor
(in thousands)	Three Months Ended Dec. 31, 2004	Three Months Ended Dec. 31, 2005
Net income (loss)	$111,879	$(6,215)
Interest expense, net	3,374	156,092
Taxes	78,706	(13,294)
Depreciation and amortization (1)	84,849	151,892

EBITDA	278,808	288,475
Purchase accounting adjustments (1)	—	7,332
Non-cash charges	446	21,705
Unusual or non-recurring charges	4,389	2,232
Acquired EBITDA, net of disposed EBITDA	12,232	(1,110)
Other	957	8,567

Adjusted EBITDA - Senior Credit Facility	296,832	327,201
Loss on sale of receivables	—	14,286

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$296,832	$341,487

	Predecessor		Successor
(in thousands)	Year Ended Dec. 31, 2004	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Dec. 31, 2005	Combined Twelve Months Dec. 31, 2005
Net income (loss)	$453,641	$145,752	$(29,287)	$116,465
Interest expense, net	20,314	7,541	242,203	249,744
Taxes	307,495	142,144	(33,178)	108,966
Depreciation and amortization (1)	337,029	225,502	235,596	461,098

EBITDA	1,118,479	520,939	415,334	936,273
Purchase accounting adjustments (1)	—	—	19,446	19,446
Non-cash charges	1,461	61,128	29,690	90,818
Unusual or non-recurring charges	(71,898)	60,761	21,070	81,831
Restructuring charges or reserves	—	11,497	—	11,497
Acquired EBITDA, net of disposed EBITDA	57,321	17,053	(71)	16,982
Other	2,991	2,271	8,701	10,972

Adjusted EBITDA - Senior Credit Facility	1,108,354	673,649	494,170	1,167,819
Loss on sale of receivables	—	—	18,255	18,255

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$1,108,354	$673,649	$512,425	$1,186,074

(1)	Depreciation and amortization includes a purchase accounting adjustment to property and equipment of $3,224.